EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Net Element, Inc.

Miami, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-186621 and No. 133- 182076) of Net Element, Inc. of our report dated April 15, 2014, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ BDO USA, LLP

Certified Public Accountants

Miami, Florida

April 15, 2014